Exhibit (a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE OPTIONHOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date:	[ ], 200[ ]
To:	[ ]
From:	Spark Networks, Inc.
Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form and Eligible Option Information Sheet. We confirm with this letter that we have accepted your Election Form and have cancelled your eligible options that you tendered for exchange. Subject to the other terms and conditions of the exchange offer, you have been granted the new options entitling you to purchase the number of shares of our common stock listed below:

Grant Date	Grant Type	Exercise Price per Share	Number of Shares Underlying New Option Grant
[ ]	NSO	$[ ] per share	[ ]

[ ]	NSO	$[ ] per share	[ ]

[ ]	NSO	$[ ] per share	[ ]

Shortly, we will be sending you stock option agreements for your new options. Your new options will be delivered to you and you will be notified when they are ready for acceptance.

In the meanwhile, if you have any questions, please send us an email at jkreinberg@spark.net.

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